FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Investor Relations:  Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2011 Third Quarter Results, Spring Pass Sales Results and Announces Initiation of a Quarterly Cash Dividend
BROOMFIELD, Colo. – June 9, 2011 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the third quarter of fiscal 2011 ended April 30, 2011, the results of its spring pass sales for the 2011/2012 ski season and announced that it is initiating a quarterly cash dividend on its common stock for the first time in the Company’s history.

Highlights
•
Resort Reported EBITDA (which includes the Company’s Mountain and Lodging segments) of $178.5 million for the third quarter of fiscal 2011 improved by $26.3 million, or 17.3%, compared with the same period in the prior year reflecting solid growth across our resorts as well as the addition of Northstar-at-Tahoe, which was acquired in October 2010.

•
Net income attributable to Vail Resorts, Inc. of $76.9 million for the third quarter of fiscal 2011 increased by $4.1 million, or 5.6%, from the third quarter of the prior fiscal year.  Excluding a $6.6 million charge ($4.1 million after-tax) for extinguishment of debt related to the Company’s successful bond refinancing, net income increased $8.2 million, or 11.2%, over the comparable prior year period.

•
Spring season pass sales for the 2011/12 season were up 19% in units and 27% in sales dollars through June 5, 2011 compared with the prior year period ended June 6, 2010 (adjusted as if Northstar-at Tahoe were owned in both periods).

•	Vail Resorts, Inc. declares its first ever quarterly cash dividend of $0.15 per share of common stock.

Robert Katz, Chief Executive Officer, commented, “I am very pleased with our third quarter performance which reflects the success of many of our key strategies and initiatives.  The investments we made at our resorts, our focus on driving lift revenue and ancillary spending, as well as shifting guests to advanced purchased products, allowed us to report strong growth in Resort Reported EBITDA, despite an economy that continues to be in flux.”

Katz added, “Excluding the impact of Northstar-at-Tahoe, which was acquired at the start of the 2010/2011 ski season in October 2010, our resorts saw a 7.3% increase in lift ticket revenue in the fiscal third quarter of 2011, driven by strong pricing growth offsetting softer visitation due to a very late Easter holiday.  Our ancillary businesses continued to build momentum in the third quarter. Excluding Northstar-at-Tahoe, ski school revenue increased 4.9%, led by strong demand for private lessons, while dining revenue increased 6.9%, helped by the addition of two new dining facilities, the Tamarack Lodge at Heavenly and Ski Hill Grill at Breckenridge, as well as higher yield per skier visit.  Retail/rental, also excluding Northstar-at-Tahoe, was higher by 0.5%, with higher growth curtailed by the late Easter holiday.  In total, Mountain net revenue in the current year third quarter increased $49.2 million, or 16.3%, and Mountain Reported EBITDA increased $23.1 million, or 15.8%, which includes incremental revenue and expense of $31.1 million and $19.4 million, respectively, from Northstar-at-Tahoe in the current year.”

“As we reflect on the past ski season,” Katz noted, “We achieved several important milestones that are positive indicators for the future.  First, the results at Vail Mountain clearly demonstrated our rationale for investing in our resorts, as Vail Mountain grew its skier visits by 9.2% to an all-time record of 1.75 million - an increase of 150,000 skier visits in the 2010/2011 ski season.  This performance comes on the heels of new, world-class base villages in Lionshead and Vail Village, and the addition of a new high speed lift in the Back Bowls.  Vail Mountain has once again set the standard for all mountain resorts and guests are clearly showing their approval.  Second, we gained market share in all of our key markets as we continue to further differentiate the experience we provide at our resorts.  For the 2010/2011 ski season, visits to our Colorado resorts were up 4.0% compared with a gain of 1.0% for the rest of the Rocky Mountain region.  Visits to our Tahoe resorts, including Northstar-at-Tahoe in both periods, increased 3.9% in contrast to a 7.1% decline for the rest of the Pacific Southwest Region (which includes California).  Visits to all six of our resorts were up 4.0%, adjusted as if we owned Northstar-at-Tahoe in both periods, compared with 0.1% growth for the rest of the U.S. ski industry.  Third, we successfully integrated a sixth mountain into our portfolio of world-class resorts and leveraged our successful season pass model.  Northstar-at-Tahoe has been a great addition to our Company, achieving record visitation and profitability, and helping to drive a 36% increase in our Tahoe season pass program for the 2010/2011 season.  Fourth, we saw a nice recovery at Keystone Mountain due to a renewed focus on kids and families, with Keystone Mountain skier visits improving by 7.1% and, once again, exceeding the one million visitation mark. Fifth, our ancillary revenue showed strong growth across all of our major areas, including ski school, dining and retail/rental, reflecting the impact of higher pricing, as well as improved yield per skier visit.  Sixth, our pricing initiatives achieved the goals outlined at the outset of the season.  Not only have we continued to shift sales to season passes such that it now represents 35% of our lift ticket revenue, but our dynamic pricing model fueled an 8.3% increase in effective ticket price (“ETP”) for the 2010/2011 ski season, excluding season passes and Northstar-at-Tahoe, and shifted a greater number of our guests to buy lift tickets in advance of their arrival.  Last and most importantly, we achieved our highest guest satisfaction scores ever, a testament to the amazing hard work, dedication and commitment of our employees.”

Regarding Lodging, Katz said, "Our Lodging segment experienced improved levels of profitability in the quarter, despite the timing of the Easter holiday.  Revenue at our owned hotels and managed condominiums increased 13.2% compared with the prior year, with revenue per available room (“RevPAR”) up 4.4% and occupancy down 0.8 points.  Lodging segment Reported EBITDA increased 58.2% in the third fiscal quarter compared to the prior year third quarter, on significant flow-through driven by careful focus on expense management.  One Ski Hill Place, in particular, was a huge success in its first season of operation, driving higher average daily rates (“ADRs”) at Breckenridge, while creating an exciting vibrancy at the base of Breckenridge’s Peak 8.”

Turning to our real estate business, Katz commented, “Real Estate net revenue was higher in the third quarter of fiscal 2011 primarily due to closings at the Ritz-Carlton Residences, Vail, which saw four closings during the quarter.  Since quarter-end, we closed on an additional unit, for a total of 23 whole ownership units sold to date.  Further, we currently have three additional units under contract.  We have been very pleased with the rate of sales since our initial closings at the Ritz-Carlton, and we continue to see increasing levels of buyer interest in the project.  At One Ski Hill Place in Breckenridge, we have closed on three additional units since the second quarter.  While Real Estate Reported EBITDA totaled a loss of $5.1 million in the quarter, net proceeds from sales since the beginning of fiscal 2011 equaled $159.1 million, including the closing that occurred subsequent to quarter end.

Katz added, “Our balance sheet remains in a very strong position. We ended the third quarter of fiscal 2011 with Net Debt at 1.6 times trailing twelve months Total Reported EBITDA, down from 2.5 times in the prior year third quarter, and no borrowings under the revolver component of our senior credit facility.  We also successfully issued $390 million of 6.50% senior subordinated notes due in 2019 during the third quarter, using the proceeds to retire our $390 million 6.75% notes due in 2014.  In addition to extending our maturity and lowering our interest rate, we obtained much greater flexibility in our covenants in a number of key areas.”

“I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock,” Katz commented.  “The quarterly dividend of $0.15 per share of common stock, payable on July 18, 2011 to shareholders of record July 1, 2011, represents the first payment of a planned annual dividend of $0.60 per share. This adoption of a planned regular quarterly dividend demonstrates our confidence in our business, our financial prospects and long-term strategy, and a commitment to continue to return capital to shareholders.”

Mountain Segment
•
Mountain segment net revenue was $351.4 million for the three months ended April 30, 2011 compared to $302.2 million in the same period in the prior year, a 16.3% increase.  Net revenue, excluding the acquisition of Northstar-at-Tahoe, increased $18.1 million, or 6.0%.

•	Mountain Reported EBITDA was $169.7 million for the three months ended April 30, 2011 compared to $146.6 million in the same period in the prior year, a 15.8% improvement.

Total Mountain Reported EBITDA includes $1.6 million and $1.2 million of stock-based compensation expense for the three months ended April 30, 2011 and 2010, respectively.

Total Mountain net revenue increased $49.2 million, or 16.3%, for the three months ended April 30, 2011 compared to the three months ended April 30, 2010, which increase includes $31.1 million of revenue from Northstar-at-Tahoe, which was acquired in October 2010.  Excluding the impact of the acquisition of Northstar-at-Tahoe, total Mountain net revenue would have increased $18.1 million or 6.0%.  Lift revenue increased $27.6 million, or 17.3%, for the three months ended April 30, 2011 compared to the same period in the prior year, due to a $17.3 million, or 15.5%, increase in paid lift revenue and a $10.3 million, or 21.2%, increase in season pass revenue.  Excluding Northstar-at-Tahoe, lift revenue increased $11.7 million, or 7.3%, compared to the same period in the prior year, due to a $6.3 million, or 5.7%, increase in paid lift revenue and a $5.4 million, or 11.2%, increase in season pass revenue.  Total skier visitation was up 11.4% and excluding Northstar-at-Tahoe, skier visitation was relatively flat as both the Colorado resorts and the Heavenly resort were unfavorably impacted by the timing of the Easter holiday, which was in late April in the current fiscal year, versus, early April in the prior fiscal year.  Our Heavenly resort was also impacted by higher than average resort closures due to severe weather in the current fiscal year.  ETP, excluding season pass holders and Northstar-at-Tahoe, increased $5.93, or 9.2%, due primarily to price increases implemented during the current fiscal year.  Total ETP, excluding Northstar-at-Tahoe, increased $3.60, or 7.3%, also due primarily to price increases implemented during the current year fiscal year, partially offset by a higher usage by our season pass holders in the current fiscal year.

Ski school revenue increased $5.9 million, or 14.5%, for the three months ended April 30, 2011 compared to the same period in the prior year with the current year benefiting from the acquisition of Northstar-at-Tahoe.  Excluding Northstar-at-Tahoe, ski school revenue increased $2.0 million, or 4.9%, which benefited from an increase in yield per skier visit due to higher guest spend as overall skier visitation was relatively flat.  Dining revenue increased $5.9 million, or 22.8%, which also benefited from the acquisition of Northstar-at-Tahoe in the current fiscal year. Excluding Northstar-at-Tahoe, dining revenues increased $1.8 million, or 6.9%, driven by a 6.0% increase in yield per skier visit for on-mountain dining, as well as the addition of two new on-mountain dining venues. The increases in both ski school and dining revenue were achieved despite the negative impact of the late Easter holiday in the current fiscal year.

Retail/rental revenue increased $4.3 million, or 7.7%, for the three months ended April 30, 2011 compared to the same period in the prior year, which includes $4.0 million of incremental revenue from Northstar-at-Tahoe in the current fiscal year. Excluding Northstar-at-Tahoe, retail/rental increased $0.3 million or 0.5%, which was driven primarily by increased retail revenue at our Vail and Beaver Creek mountain resort stores and Any Mountain stores (in the San Francisco Bay Area).  Overall, mountain resort stores were negatively impacted by the late Easter holiday in the current fiscal year.

Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), other mountain activities revenue, marketing and internet advertising revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue.  For the three months ended April 30, 2011, other revenue increased $5.6 million, or 26.8%, compared to the three months ended April 30, 2010, which includes $3.2 million of incremental revenue from Northstar-at-Tahoe.  Excluding Northstar-at-Tahoe, other revenue increased $2.4 million, or 11.2%, primarily due to an increase in internet advertising due to the acquisition of Mountain News Corporation in May 2010 and higher strategic alliance marketing revenues.

Operating expense increased $25.7 million, or 16.4%, for the three months ended April 30, 2011 compared to the three months ended April 30, 2010, which includes $19.4 million of expenses associated with Northstar-at-Tahoe.  Excluding Northstar-at-Tahoe, operating expense increased $6.3 million, or 4.0%, for the three months ended April 30, 2011 compared to the three months ended April 30, 2010, due in part to higher labor and labor-related benefits which increased $3.7 million, or 5.9%.  Overall, operating expenses including labor were impacted by a 6.2% increase in the number of operating days as compared to the prior fiscal year as our Vail, Breckenridge and Heavenly resorts remained open through the late Easter holiday.  Labor and labor-related benefits in the current year were also impacted by the partial reinstatement of the prior year’s wage reduction and our matching component of the 401(k) plan and a more normal level of wage increases. These increases were partially offset by a decrease in workers’ compensation claims of $2.2 million, due primarily to a substantial reduction in the number of claims.  Retail cost of sales decreased $1.6 million, or 8.3%, excluding Northstar-at-Tahoe, due to the mix of retail sales and improved gross margins. Additionally, resort related fees (including Forest Service fees, other resort-related fees, credit card fees and commissions) increased $0.9 million, or 4.7%, excluding Northstar-at-Tahoe, compared to the three months ended April 30, 2010, due to overall increases in revenue upon which those fees are based and general and administrative expenses increased $1.0 million, or 4.4%, excluding Northstar-at-Tahoe, primarily due to expenses associated with the operations of Mountain News Corporation acquired in May 2010.  Other expense increased $2.2 million, or 7.5%, excluding Northstar-at-Tahoe, primarily due to higher fuel expense, as well as increased food and beverage cost of sales primarily due to an increase in dining revenue.

Lodging Segment
•	Lodging segment net revenue was $49.8 million for the three months ended April 30, 2011 compared to $44.9 million for the same period in the prior year, an 11.0% increase.

•	For the three months ended April 30, 2011, ADR increased 6.3% and RevPAR increased 4.4% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA was $8.8 million for the three months ended April 30, 2011 compared to $5.6 million for the same period in the prior year, an increase of 58.2%.

       Total Lodging Reported EBITDA includes $0.5 million of stock-based compensation expense for both the three months ended April 30, 2011 and 2010.

Revenue from owned hotel rooms increased $0.4 million, or 4.0%, for the three months ended April 30, 2011 compared to the three months ended April 30, 2010, which was driven by an increase in ADR of 4.7%.  Revenue from managed condominium rooms increased $2.5 million, or 20.7%, for the three months ended April 30, 2011 compared to the three months ended April 30, 2010, primarily due to the addition of managed condominium rooms in the Lake Tahoe region, which generated $1.5 million in revenue, and the addition of managed condominium rooms at One Ski Hill Place in Breckenridge, which generated $0.7 million in revenue for the three months ended April 30, 2011.  Excluding the additional managed condominium rooms in the Lake Tahoe region and One Ski Hill Place in Breckenridge, revenue from managed condominium rooms increased by $0.3 million, or 2.6%, primarily due to an increase in ADR.  Overall occupancy for both owned hotel rooms and managed condominium rooms was relatively flat for the three months ended April 30, 2011 compared to the same period in the prior fiscal year, which is primarily attributable to the negative impact of the late Easter holiday on our mountain resorts, which resulted in flat skier visitation at our Colorado resorts as discussed above in the Mountain segment.

Dining revenue for the three months ended April 30, 2011 increased $0.5 million, or 9.3%, as compared to the three months ended April 30, 2010, primarily due to a renovated restaurant in Vail and a new restaurant located at One Ski Hill Place in Breckenridge.  Transportation revenue for the three months ended April 30, 2011 increased $0.3 million, or 3.7%, compared to the three months ended April 30, 2010, primarily due to an increase in passengers of 3.9%.  Other revenue increased $1.2 million, or 13.5%, during the three months ended April 30, 2011 compared to the same period in the prior year, primarily due to an increase in revenue from managed hotel properties, including new managed properties in the Caribbean, and higher commissions earned from reservations booked through our central reservation system.

Operating expense increased $1.7 million, or 4.3%, for the three months ended April 30, 2011 compared to the three months ended April 30, 2010, primarily due to an increase in labor and labor-related benefits of $1.7 million, or 8.8%.  Labor and labor-related benefits increased primarily due to higher staffing levels associated with new managed condominium rooms in the Lake Tahoe region and One Ski Hill Place in Breckenridge, and the partial reinstatement of the prior year’s wage reduction and our matching component of the 401(k) plan, as well as a more normal level of wage increases for fiscal 2011.  General and administrative expenses decreased $1.1 million, or 13.3%, primarily due to a decrease in corporate general and administrative expense and recovery of previously estimated uncollectible accounts receivable.  Other expense increased $1.2 million, or 9.9%, primarily due to increased fuel costs, as well as other variable operating costs associated with increased revenue, including credit card fees and advertising expenses.

Resort – Combination of Mountain and Lodging Segments
•	Resort net revenue was $401.3 million for the three months ended April 30, 2011 compared to $347.1 million in the same period in the prior year.

•	Resort Reported EBITDA was $178.5 million for the three months ended April 30, 2011 compared to $152.2 million in the same period in the prior year, a 17.3% improvement.

Real Estate Segment
•	Real Estate segment net revenue was $13.2 million for the three months ended April 30, 2011 compared to $3.2 million in the same period in the prior year.

•	Real Estate Reported EBITDA was a negative $5.1 million for the three months ended April 30, 2011 compared to a negative $5.2 million in the same period in the prior year.

        Real Estate Reported EBITDA includes $0.8 million and $1.0 million of stock-based compensation expense for the three months ended April 30, 2011 and 2010, respectively.

Real Estate segment net revenue for the three months ended April 30, 2011 was driven primarily by the closing of four condominium units at The Ritz-Carlton Residences, Vail ($9.9 million of revenue with an average selling price per unit of $2.5 million and an average price per square foot of $1,153). The Ritz-Carlton Residences, Vail average price per square foot is driven by The Ritz-Carlton brand, its premier Lionshead location at the base of Vail, its proximity to the Eagle Bahn gondola and the comprehensive and exclusive amenities related to the project.  Additionally, during the three months ended April 30, 2011, we closed on three condominium units at One Ski Hill Place ($3.4 million of revenue with an average selling price per unit of $1.1 million and an average price per square foot of $972).  The One Ski Hill Place average price per square foot is driven by its premier ski-in/ski-out location at the base of Peak 8 in Breckenridge, its close proximity to the BreckConnect gondola and other lifts and the comprehensive offering of amenities resulting from this project.

Operating expense for the three months ended April 30, 2011 included cost of sales of $11.0 million primarily resulting from the closing of four condominium units at The Ritz-Carlton Residences, Vail (average cost per square foot of $976) and from the closing of three condominium units at One Ski Hill Place (average cost per square foot of $751).  The cost per square foot for The Ritz-Carlton Residences, Vail is reflective of the high-end features and amenities associated with a Ritz-Carlton project compared to other Vail properties and high construction costs associated with mountain resort development.  The cost per square foot for One Ski Hill Place is reflective of the high-end features and amenities associated with this project compared to other Breckenridge properties and high construction costs associated with mountain resort development.  Additionally, sales commissions of approximately $0.8 million were incurred commensurate with revenue recognized.  Other operating expense of $6.5 million (including $0.8 million of stock-based compensation expense) was primarily comprised of general and administrative costs, which include marketing expense for real estate available for sale (including those units that have not yet closed), carrying costs for units available for sale and overhead costs, such as labor and labor-related benefits, and allocated corporate costs.

Total Performance
•	Total net revenue was $414.5 million for the three months ended April 30, 2011 compared to $350.3 million in the same period in the prior year, an 18.3% increase.

•
Net income attributable to Vail Resorts, Inc. was $76.9 million, or $2.08 per diluted share, for the three months ended April 30, 2011 compared to net income attributable to Vail Resorts, Inc. of $72.8 million, or $1.98 per diluted share, in the same period in the prior year.

Balance Sheet
As of April 30, 2011, the Company had cash and cash equivalents on hand of $168.6 million, Net Debt of 1.6 times trailing twelve months Total Reported EBITDA and no revolver borrowings under a $400 million senior credit facility that has $331.7 million available for borrowing after considering $68.3 million in currently issued letters of credit.  During the quarter, the Company refinanced its $390 million senior subordinated bonds, extending the maturity by five years, to 2019, and reducing the interest rate on such debt from 6.75% to 6.50%.  Principal payments on the vast majority of our long-term debt are not due until fiscal 2019 and beyond.

The Company did not repurchase any shares of common stock during the three months ended April 30, 2011.  Since inception of its stock repurchase plan in 2006, the Company has repurchased 4,264,804 shares at a cost of approximately $162.8 million, through April 30, 2011.  As of April 30, 2011, there were 1,735,196 shares available to repurchase under the existing repurchase authorization.

 Outlook

    Commenting on the Company’s season pass sales for the upcoming 2011/2012 ski season, Katz said, “We are extremely pleased with the results of our spring sales of season passes, including the response to our newest pass products and spring promotional activity.  Our total season pass sales through June 5, 2011 for the upcoming 2011/2012 ski season, adjusted as if Northstar-at-Tahoe were owned in both periods, increased approximately 19% in units and approximately 27% in sales dollars, as compared to the prior year period through June 6, 2010.  Historically our spring pass sales period represents roughly one-third of our total season passes sold over the entire program period.  These results are a testament to the strong connection our guests have to our resorts, their enthusiasm for the benefits offered by our season passes, and their willingness to commit well in advance of the next ski season.  At the same time, it’s important to note that we believe that a large portion of the increase this spring is due to our efforts to entice guests to purchase their passes even earlier in the year and we do not believe these results are indicative of the results we expect to see in our season pass sales in the fall of 2011.  It is also important to remember that all of the 2011 spring pass sales will be recorded as revenue in fiscal 2012, over the course of the 2011/2012 ski season.”

Commenting on the Company’s outlook for the remainder of fiscal 2011, Katz said, “Based on our strong results for the third quarter and the visibility we have to the fourth quarter, we believe that we are now on track to achieve the upper end of the Resort Reported EBITDA guidance range issued on December 7, 2010, which calls for Resort Reported EBITDA in a range of $211-$221 million, representing a 13-19% increase over fiscal 2010.  Our Real Estate Reported EBITDA remains at a range of negative $10 million to zero. However, we now believe Net income attributable to Vail Resorts, Inc. will be at the lower end of our guidance range of $32 million to $42 million due to the impact on net income of the $4.6 million after-tax loss (including anticipated charges in the fourth quarter) on extinguishment of debt associated with the successful refinancing of our senior subordinated bonds.

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly and Northstar-at-Tahoe ski resorts in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce;
willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions or future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents  Please see”Reconciliation of Non-GAAP Financial Measures” below for more information..
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 30,
	2011	2010
Net revenue:
Mountain	$351,418	$302,213
Lodging	49,835	44,877
Real estate	13,221	3,164
Total net revenue	414,474	350,254
Segment operating expense:
Mountain	182,136	156,454
Lodging	41,001	39,292
Real estate	18,309	8,391
Total segment operating expense	241,446	204,137
Other operating (expense) income:
Depreciation and amortization	(30,937)	(27,812)
(Loss) gain on disposal of fixed assets, net	(35)	18
Asset impairment charge	(2,561)	--
Income from operations	139,495	118,323
Mountain equity investment income, net	406	838
Investment income	114	141
Interest expense, net	(8,515)	(3,673)
Loss on extinguishment of debt	(6,615)	--
Income before provision for income taxes	124,885	115,629
Provision for income taxes	(48,045)	(39,238)
Net income	76,840	76,391
Net loss (income) attributable to noncontrolling interests	27	(3,602)
Net income attributable to Vail Resorts, Inc.	$76,867	$72,789

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$2.13	$2.01
Diluted net income per share attributable to Vail Resorts, Inc.	$2.08	$1.98

Weighted average shares outstanding:
Basic	36,038	36,271
Diluted	36,869	36,834

Other Data (unaudited):
Mountain Reported EBITDA	$169,688	$146,597
Lodging Reported EBITDA	$8,834	$5,585
Resort Reported EBITDA	$178,522	$152,182
Real Estate Reported EBITDA	$(5,088)	$(5,227)
Total Reported EBITDA	$173,434	$146,955

Mountain stock-based compensation	$1,643	$1,167
Lodging stock-based compensation	$487	$493
Resort stock-based compensation	$2,130	$1,660
Real Estate stock-based compensation	$772	$950
Total stock-based compensation	$2,902	$2,610

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	April 30,
	2011	2010
Net revenue:
Mountain	$710,474	$602,395
Lodging	138,933	124,908
Real estate	187,629	4,239
Total net revenue	1,037,036	731,542
Segment operating expense:
Mountain	456,496	386,940
Lodging	127,675	119,703
Real estate	188,716	20,985
Total segment operating expense	772,887	527,628
Other operating (expense) income:
Depreciation and amortization	(88,945)	(82,768)
Gain on sale of real property	--	6,087
Loss on disposal of fixed assets, net	(343)	(83)
Asset impairment charge	(2,561)	--
Income from operations	172,300	127,150
Mountain equity investment income, net	1,324	1,299
Investment income	578	563
Interest expense, net	(25,110)	(12,656)
Loss on extinguishment of debt	(6,615)	--
Income before provision for income taxes	142,477	116,356
Provision for income taxes	(54,140)	(38,397)
Net income	88,337	77,959
Net loss (income) attributable to noncontrolling interests	58	(5,653)
Net income attributable to Vail Resorts, Inc.	$88,395	$72,306

Per share amounts:
Basic net income (loss) per share attributable to Vail Resorts, Inc.	$2.46	$2.00
Diluted net income (loss) per share attributable to Vail Resorts, Inc.	$2.41	$1.97

Weighted average shares outstanding:
Basic	35,988	36,239
Diluted	36,718	36,738

Other Data (unaudited):
Mountain Reported EBITDA	$255,302	$216,754
Lodging Reported EBITDA	$11,258	$5,205
Resort Reported EBITDA	$266,560	$221,959
Real Estate Reported EBITDA	$(1,087)	$(10,659)
Total Reported EBITDA	$265,473	$211,300

Mountain stock-based compensation	$5,400	$4,017
Lodging stock-based compensation	$1,568	$1,505
Resort stock-based compensation	$6,968	$5,522
Real Estate stock-based compensation	$2,382	$3,457
Total stock-based compensation	$9,350	$8,979

Vail Resorts, Inc.
Mountain Segment Operating Results and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage		Nine Months Ended		Percentage
	April 30,		Increase		April 30,		Increase
	2011	2010	(Decrease)		2011	2010	(Decrease)
Net Mountain revenue:
Lift tickets	$187,341	$159,772	17.3%		$342,514	$289,289	18.4%
Ski school	46,522	40,625	14.5%		83,818	70,694	18.6%
Dining	31,733	25,837	22.8%		62,244	49,094	26.8%
Retail/rental	59,364	55,107	7.7%		155,737	137,671	13.1%
Other	26,458	20,872	26.8%		66,161	55,647	18.9%
Total Mountain net revenue	$351,418	$302,213	16.3%		$710,474	$602,395	17.9%
Mountain operating expense:
Labor and labor-related benefits	$74,332	$63,443	17.2%		$171,452	$144,686	18.5%
Retail cost of sales	20,001	19,369	3.3%		61,641	55,663	10.7%
Resort related fees	20,802	19,460	6.9%		38,439	34,565	11.2%
General and administrative	26,972	24,032	12.2%		82,818	70,603	17.3%
Other	40,029	30,150	32.8%		102,146	81,423	25.5%
Total Mountain operating expense	$182,136	$156,454	16.4%		$456,496	$386,940	18.0%
Mountain equity investment income, net	406	838	(51.6	) %	1,324	1,299	1.9%
Total Mountain Reported EBITDA	$169,688	$146,597	15.8%		$255,302	$216,754	17.8%

					Nine Months Ended		Percentage
					April 30,		Increase
					2011	2010	(Decrease)
Skier Visits
Vail					1,746	1,599	9.2%
Breckenridge					1,631	1,614	1.1%
Keystone					1,052	982	7.1%
Beaver Creek					900	927	(2.9	) %
Subtotal Colorado Resorts					5,329	5,122	4.0%
Heavenly					925	888	4.2%
Northstar-at-Tahoe					737	--	--
Subtotal Tahoe Resorts					1,662	888	87.2%

Total Skier Visits					6,991	6,010	16.3%

Effective Ticket Price					$48.99	$48.13	1.8%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage		Nine Months Ended		Percentage
	April 30,		Increase		April 30,		Increase
	2011	2010	(Decrease)		2011	2010	(Decrease)
Lodging net revenue:
Owned hotel rooms	$10,291	$9,899	4.0%		$31,232	$29,182	7.0%
Managed condominium rooms	14,773	12,239	20.7%		32,950	27,468	20.0%
Dining	5,636	5,157	9.3%		21,152	18,625	13.6%
Transportation	8,687	8,374	3.7%		18,011	17,410	3.5%
Golf	--	--	--		7,168	6,888	4.1%
Other	10,448	9,208	13.5%		28,420	25,335	12.2%
Total Lodging net revenue	$49,835	$44,877	11.0%		$138,933	$124,908	11.2%
Lodging operating expense
Labor and labor-related benefits	$20,473	$18,815	8.8%		$64,084	$57,639	11.2%
General and administrative	7,376	8,511	(13.3	) %	22,606	23,142	(2.3	) %
Other	13,152	11,966	9.9%		40,985	38,922	5.3%
Total Lodging operating expense	$41,001	$39,292	4.3%		$127,675	$119,703	6.7%
Total Lodging Reported EBITDA	$8,834	$5,585	58.2%		$11,258	$5,205	116.3%

Owned hotel statistics:
ADR	$215.21	$205.61	4.7%		$196.86	$193.69	1.6%
RevPAR	$139.66	$132.37	5.5%		$120.36	$105.30	14.3%

Managed condominium statistics:
ADR	$355.44	$334.73	6.2%		$314.35	$308.28	2.0%
RevPAR	$145.43	$140.07	3.8%		$104.37	$92.37	13.0%

Owned hotel and managed condominium statistics (combined):
ADR	$296.36	$278.74	6.3%		$255.37	$249.66	2.3%
RevPAR	$143.62	$137.51	4.4%		$110.03	$97.10	13.3%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2011	2010
Real estate held for sale and investment	$282,162	$445,885
Total Vail Resorts, Inc. stockholders' equity	$885,909	$842,964

Long-term debt	$490,479	$489,822
Long-term debt due within one year	45,357	1,851
Total debt	535,836	491,673
Less: cash and cash equivalents	168,596	51,147
Net debt	$367,240	$440,526

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and nine months ended April 30, 2011 and 2010.
	(In thousands)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
Mountain Reported EBITDA	$169,688	$146,597	$255,302	$216,754
Lodging Reported EBITDA	8,834	5,585	11,258	5,205
Resort Reported EBITDA*	178,522	152,182	266,560	221,959
Real Estate Reported EBITDA	(5,088)	(5,227)	(1,087)	(10,659)
Total Reported EBITDA	173,434	146,955	265,473	211,300
Depreciation and amortization	(30,937)	(27,812)	(88,945)	(82,768)
(Loss) gain on disposal of fixed assets, net	(35)	18	(343)	(83)
Asset impairment charge	(2,561)	--	(2,561)	--
Investment income	114	141	578	563
Interest expense, net	(8,515)	(3,673)	(25,110)	(12,656)
Loss on extinguishment of debt	(6,615)	--	(6,615)	--
Income before provision for income taxes	124,885	115,629	142,477	116,356
Provision for income taxes	(48,045)	(39,238)	(54,140)	(38,397)
Net income	76,840	76,391	88,337	77,959
Net loss (income) attributable to noncontrolling interests	27	(3,602)	58	(5,653)
Net income attributable to Vail Resorts, Inc.	$76,867	$72,789	$88,395	$72,306
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2011.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2011.

(In thousands)
(Unaudited)
Twelve
Months Ended
April 30,
2011
Mountain Reported EBITDA	$222,584
Lodging Reported EBITDA	8,445
Resort Reported EBITDA*	231,029
Real Estate Reported EBITDA	5,264
Total Reported EBITDA	236,293
Depreciation and amortization	(116,815)
Loss on disposal of fixed assets, net	(875)
Asset impairment charge	(2,561)
Investment income	460
Interest expense, net	(29,969)
Loss on extinguishment of debt	(6,615)
Income before provision for income taxes	79,918
Provision for income taxes	(33,765)
Net income	$46,153
Net loss attributable to noncontrolling interests	321
Net income attributable to Vail Resorts, Inc	$46,474
* Resort represents the sum of Mountain and Lodging
	(In thousands)
	(Unaudited)
	As of April 30, 2011
Long-term debt	$490,479
Long-term debt due within one year	45,357
Total debt	535,836
Less: cash and cash equivalents	168,596
Net debt	$367,240

Net debt to Total Reported EBITDA	1.6	x